Exhibit 2.2
Portions of this document have been redacted pursuant to Item 601(b)(2)(ii) of Regulation
S-K because it is both not material and is the type that the registrant treats as private or confidential. Redacted portions are indicated with the notation “[***]”.
Execution Version
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
BANPU POWER US CORPORATION,
as Seller, and
BKV CORPORATION,
as Purchaser

Dated as of October 29, 2025
TABLE OF CONTENTS
Section 1.1Certain Definitions2
Section 1.2Other Definitional and Interpretive Matters8
ARTICLE II PURCHASE AND SALE OF THE ACQUIRED INTERESTS9
Section 2.1Purchase and Sale of the Acquired Interests9
Section 2.2Consideration9
ARTICLE III CLOSING; CLOSING DELIVERABLES10
Section 3.1Time and Place of Closing10
Section 3.2Deliveries and Actions at Closing10
Section 3.3Proceedings at Closing11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
11
Section 4.1Organization and Good Standing11
Section 4.2Authorization of Agreement11
Section 4.3Conflicts; Consents of Third Parties12
Section 4.4Litigation13
Section 4.5Capitalization14
Section 4.6Valid Issuance14
Section 4.7SEC Documents; Financial Information14
Section 4.8Listing Exchange15
Section 4.9Opinion of Financial Advisor15
Section 4.10Investment Intent; Investment Experience15
Section 4.11Independent Investigation16
Section 4.12Bankruptcy16
Section 4.13No Other Representations or Warranties16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER16
Section 5.1Organization and Good Standing16
Section 5.2Authorization of Agreement17
Section 5.3Conflicts; Consents of Third Parties18
Section 5.4Litigation18
Section 5.5Ownership of the Acquired Interests19
Section 5.6Investment Intent; Investment Experience19
Section 5.7Independent Investigation19
Section 5.8Opinion of Independent Financial Advisor20
Section 5.9Ownership of BPP Capital Stock20
Section 5.10Bankruptcy20
Section 5.11No Other Representations or Warranties20
ARTICLE VI COVENANTS20
Section 6.1Further Assurances20
Section 6.2Tax Matters20
Section 6.3Publicity20
Section 6.4Purchaser Information Statement21
Section 6.5Defense of Litigation21
Section 6.6Government Reviews22
Section 6.7Exclusivity22
Section 6.8Lock-Up22
Section 6.9Efforts23
ARTICLE VII DISCLAIMERS23
ARTICLE VIII CONDITIONS TO CLOSING23
Section 8.1Seller’s Conditions to Closing23
Section 8.2Purchaser’s Conditions to Closing24
ARTICLE IX TERMINATION26
Section 9.1Termination26
Section 9.2Effect of Termination27
ARTICLE X MISCELLANEOUS27
Section 10.1Expenses27
Section 10.2Entire Agreement; Amendments and Waivers27
Section 10.3Governing Law; Consent to Jurisdiction; WAIVER OF JURY
TRIAL28
Section 10.4Notices29
Section 10.5Severability30
Section 10.6Binding Effect; Assignment; Third Party Beneficiaries30
Section 10.7Specific Performance30
Section 10.8Counterparts30

Schedules and Exhibits
Exhibit A	Form of A&R Administrative Services Agreement
Exhibit B	Form of A&R Company Agreement
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Registration Rights Agreement
Schedule KI	Knowledge Individuals
MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”),
dated as of October 29, 2025 (the “Execution Date”), is by and between Banpu Power US
Corporation, a Delaware corporation (“Seller”) and BKV Corporation, a Delaware corporation
(“Purchaser”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in Section 1.1.
RECITALS
WHEREAS, (i) Purchaser owns 50.0% of the issued and outstanding limited liability company interests of the Company (the “Interests”), and (ii) Seller owns the remaining 50.0% of the issued and outstanding Interests;
WHEREAS, Purchaser desires to acquire 50% of the Interests held by Seller
(collectively, the “Acquired Interests”), such that, immediately following the Closing, the
Interests would be owned 75% by Purchaser and 25% by Seller;
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, the Acquired Interests at the Closing in exchange for payment of the consideration specified in this Agreement;
WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has established a special committee thereof consisting only of independent and disinterested directors
(the “Purchaser Special Committee”) to, among other things, consider and negotiate this
Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;
WHEREAS, the Purchaser Special Committee has unanimously (i) determined that this
Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Purchaser and the Purchaser
Stockholders (other than Banpu North America Corporation (“BNAC”)), and (ii) recommended that the Purchaser Board (x) approve and declare advisable this Agreement and the other
Transaction Documents and the transactions contemplated hereby and thereby, (y) submit the proposal to approve the Stock Issuance to the Purchaser Stockholders for approval, and (z)
recommend that BNAC execute and deliver the Stockholder Consent;
WHEREAS, the Purchaser Board, upon the unanimous recommendation of the
Purchaser Special Committee, has unanimously (i) determined that this Agreement and the other
Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Purchaser and the Purchaser Stockholders in their capacity as such, (ii) approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) directed that the proposal to approve the Stock Issuance be submitted to the Purchaser Stockholders for approval, and (iv) resolved to recommend that BNAC execute and deliver the Stockholder Consent;

WHEREAS, the board of directors of Seller (the “Seller Board”) has duly (i)
determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Seller and
Banpu Power Public Company Limited (“BPP”), its sole stockholder, and (ii) approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;
WHEREAS, in connection with the entry by Purchaser and Seller into this Agreement,
BNAC, in its capacity as a Purchaser Stockholder, duly executed and delivered a stockholder consent to Purchaser, such consent to be effective as of the date set forth therein, approving the
Stock Issuance pursuant to Section 228 of the General Corporation Law of the State of Delaware
(the “Stockholder Consent”);
WHEREAS, as a condition to its willingness to enter into this Agreement and perform its obligations hereunder, Purchaser shall have received the duly executed Letter Agreement, by and among the Purchaser, BPP and Seller, dated as of the date hereof (“BPP Letter
Agreement”); and
WHEREAS, the audit committee of BPP (the “BPP Audit Committee”) and the board of directors of BPP (the “BPP Board”) have (i) determined that the this Agreement, the other
Transaction Documents, and the transactions contemplated hereby and thereby (the
“Transaction”), are advisable and fair to, and in the best interests of BPP and the BPP
Shareholders, (ii) recommended to submit the Transaction to BPP Shareholders for BPP
Shareholder Approval in accordance with applicable Law, and (iii) recommended that the BPP
Shareholders approve the Transaction (the “BPP Board Recommendation”).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.1Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“A&R Administrative Services Agreement” means the Amended and Restated
Administrative Services Agreement by and between Purchaser and the Company, in the form attached to this Agreement as Exhibit A, to be executed and delivered by and between Purchaser and the Company at Closing.
“A&R Company Agreement” means the Amended and Restated Limited
Liability Company Agreement of the Company, in the form attached to this Agreement as Exhibit B, to be executed and delivered by and between Seller and Purchaser at Closing.
“Acquired Interests” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and
“under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, (i)
except as set forth in Section 6.1, the Company will not be deemed to be an Affiliate of
Purchaser or Seller or any of their respective Affiliates (other than any Subsidiaries of the
Company); (ii) Purchaser shall not be deemed an Affiliate of Seller, BPP, BNAC or Banpu or of any of Banpu’s other Subsidiaries; and (iii) Seller shall not be deemed an Affiliate of Purchaser or of Purchaser’s Subsidiaries.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Transaction” has the meaning set forth in Section 6.7.
“Assignment Agreement” means the assignment of membership interests substantially in the form attached hereto as Exhibit C assigning the Acquired Interests to
Purchaser.
“Banpu” means Banpu Public Company Limited.
“BNAC” has the meaning set forth in the Recitals.
“BPP” has the meaning set forth in the Recitals.
“BPP Audit Committee” has the meaning set forth in the Recitals.
“BPP Board” has the meaning set forth in the Recitals.
“BPP Board Recommendation” has the meaning set forth in the Recitals.
“BPP Capital Stock” means the registered and paid-up shares issued by BPP.
“BPP Letter Agreement” has the meaning set forth in the Recitals.
“BPP Shareholder Approval” has the meaning set forth in Section 5.2(d).
“BPP Shareholders” means the holders of BPP Capital Stock.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Cash Payment” has the meaning set forth in Section 2.2(b).
“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Net Debt” means, as of the Closing Date, an amount equal to (a)
the aggregate amount of all Indebtedness of the Company and its Subsidiaries, minus (b) the aggregate amount of the Company’s and its Subsidiaries’ cash and cash equivalents (i) including cash contained in the Debt Service Reserve Account, as presented as part of the restricted cash account in the Company’s consolidated trial balance, and (ii) excluding any other restricted cash, security or customer deposits and cash held in escrow or trust accounts, in each case determined in accordance with GAAP and calculated without duplication.
“Closing Reference Price” means the average of the daily per share volume weighted average prices of shares of Purchaser Common Stock (as reported by Bloomberg L.P.
(or a mutually agreed alternative service) under the function “VWAP”, as defined by the
Bloomberg L.P. definition of “VWAP”) for each day that is a Trading Day (without regard to pre-open or after hours trading) during the twenty (20) consecutive Trading Days ending on and including the Trading Day immediately preceding the Execution Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means BKV-BPP Power, LLC, a Delaware limited liability company.
“Company Agreement” means the Limited Liability Company Agreement of the
Company, dated as of October 29, 2021, by and between Purchaser and Seller.
“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, warranty, benefit plan, understanding, arrangement or legally binding commitment or undertaking of any nature.
“Convertible Securities” means, with respect to any Person, (a) any securities that are convertible into or exercisable or exchangeable for any shares (or other units) of any class or series of equity securities of such Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise and (b) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire equity securities of such Person.
“Courts” has the meaning set forth in Section 10.3(b).
“Debt Service Reserve Account” has the meaning set forth in that certain Credit
Agreement, dated as of July 10, 2023, by and among Temple Generation Intermediate Holdings
II, LLC, as borrower, the guarantors and lenders from time to time party thereto, Beal Bank
USA, as L/C issuing bank, and CLMG Corp., as administrative agent and collateral agent.
“Enforceability Exceptions” has the meaning set forth in Section 4.2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble.
“FINRA” means the Financial Industry Regulatory Authority of the United
States.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.
“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court, any arbitration panel and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, the
Electric Reliability Council of Texas, Inc. or its successor in function.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations (contingent or otherwise) of such Person to pay the deferred purchase or acquisition price for any property, goods or services, in each case, at the maximum amount payable in respect thereof (including earnouts, holdbacks, seller notes, or other similar obligations), provided that “Indebtedness” shall not include any trade payables, accrued expenses, or project-related payables incurred in the ordinary course of business, (c)
indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (d)
reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such
Person, (e) obligations of such Person under a financing lease to the extent such obligations are required to be classified and accounted for as a finance lease (excluding any operating lease liabilities recognized in accordance with Accounting Standards Codification 842) on a balance sheet of such Person under GAAP, (f) all accrued but unpaid interest, redemption, breakage costs, or prepayment premiums or penalties, make-whole premiums, change in control or termination costs and any other fees and expenses relating to any of the foregoing obligations that become due in connection with the redemption, breakage, prepayment or termination of such obligations in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and (g) obligations of the types as described in clauses (a)
through (f) above of other Persons for which such Person is responsible or liable, directly or indirectly, as obligor, surety, by Contract, or otherwise.
“Interests” has the meaning set forth in the Recitals.
“Knowledge” means the actual knowledge of the individuals listed in Schedule
KI.
“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding
(including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, or transfer restriction; provided, however, that the term “Lien” shall not include (i)
any of the foregoing to the extent created by the Company Agreement (as amended and restated
by the A&R Company Agreement) or (ii) any restrictions on the transfer or disposition of the
Interests (including the Acquired Interests) imposed pursuant to the Securities Act or any other securities laws.
“Material Adverse Effect” means, with respect to a Person, any change, effect, event, matter or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, financial condition, or results of operations of such Person and its Subsidiaries, taken as a whole;
provided, however, that in no event shall any of the following be, or be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (i) changes in, or conditions affecting, the economy in the United States, Thailand or any other country in the world; (ii) changes in, or conditions affecting, the financial markets in the United States,
Thailand or any other country in the world; (iii) acts or failures to act by any Governmental
Authority; (iv) changes in, or conditions affecting, the oil and gas or power industries, including changes in the prices of hydrocarbons; (v) hostilities, acts of war, sabotage, terrorism, military actions or other similar events or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof;
(vi) natural disasters, including earthquakes, hurricanes, tornadoes, wildfires, floods, mudslides, tsunamis, storms and other similar force majeure events; (vii) any epidemic, pandemic or disease outbreak (including COVID-19); (viii) changes in Laws or GAAP, or in the interpretation thereof; (ix) any failure by the subject Party to meet any of its financial projections, forecasts, budgets or estimates, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, matter or circumstance underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or (x) the announcement, disclosure or pendency of this Agreement and the transactions contemplated hereby; in the case of clauses (i) through (viii), to the extent that such acts or events do not disproportionately affect the subject Party and its Affiliates, taken as a whole, relative to other similarly situated participants in the subject Party’s industry.
“NYSE” means the New York Stock Exchange.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
“Organizational Documents” means (i) with respect to either Party, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, and (ii) with respect to
BPP, the memorandum of association and articles of association.

“Outside Date” means June 30, 2026.
“Party” means each of Purchaser and Seller, individually, and “Parties” means
Purchaser and Seller, collectively.
“Permit” means the approval, authorization, consent, license, permit or certificate of a Governmental Authority.
“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Board” has the meaning set forth in the Recitals.
“Purchaser Common Stock” means the common stock of Purchaser, par value
$0.01 per share.
“Purchaser Information Statement” has the meaning set forth in Section 6.4(a).
“Purchaser Special Committee” has the meaning set forth in the Recitals.
“Purchaser Stockholders” means the holders of Purchaser Common Stock.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached to this Agreement as Exhibit D to be executed and delivered by and between
Seller and Purchaser at Closing.
“Representatives” means, as to any Person, its partners, employees, officers, directors, agents, managers, members, equityholders, owners, counsel, accountants, financial advisers and consultants.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 4.7.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller Board” has the meaning set forth in the Recitals.
“SET” means The Stock Exchange of Thailand.
“Stock Consideration” has the meaning set forth in Section 2.2(b).

“Stockholder Consent” has the meaning set forth in the Recitals.
“Stock Issuance” means the issuance of the Stock Consideration pursuant to the terms of this Agreement.
“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by such
Person or one or more Subsidiaries of such Person or by such Person and one or more
Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Company and its Subsidiaries shall not be considered a
Subsidiary of Seller or Purchaser or any of their Affiliates.
“Trading Day” means a day on which (a) there is no VWAP Market Disruption
Event; and (b) trading in the Purchaser Common Stock generally occurs on the principal U.S.
national or regional securities exchange on which the Purchaser Common Stock is then listed.
“Transaction” has the meaning set forth in the Recitals.
“Transaction Documents” means this Agreement, the A&R Company
Agreement, the A&R Administrative Services Agreement, the Assignment Agreement, the
Registration Rights Agreement, the BPP Letter Agreement, the Stockholder Consent and each other document or agreement delivered pursuant hereto. Notwithstanding the foregoing, the
Stockholder Consent shall not be deemed a Transaction Document for purposes of Article V
(Representations and Warranties of Seller).
“Transfer Legend” has the meaning set forth in Section 6.9.
“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Purchaser
Common Stock is then listed, or, if the Purchaser Common Stock is not then listed on a U.S.
national or regional securities exchange, the principal other market on which the Purchaser
Common Stock is then traded, to open for trading during its regular trading session on such date;
or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Purchaser Common Stock or in any options contracts or futures contracts relating to the Purchaser Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
Section 1.2Other Definitional and Interpretive Matters.
(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Breach.  When the term “breach” is used in this Agreement in the context of a covenant or agreement of a Person, the term includes a breach or failure to perform.

Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding
Business Day. The terms “day” and “days” mean and refer to calendar day(s).
Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.
Exhibits.  The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
All references in this Agreement to any “Section” are to the corresponding Section of this
Agreement unless otherwise specified.
Herein.  The words such as “herein,” “hereinafter,” “hereof,” “hereto,” and
“hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(b)The Parties have participated jointly in the negotiation and drafting of this
Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Article II
PURCHASE AND SALE OF THE ACQUIRED INTERESTS
Section 2.1Purchase and Sale of the Acquired Interests.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, assign, convey, transfer and deliver the Acquired Interests to Purchaser, and Purchaser shall purchase and accept from Seller, the Acquired Interests, in each case, free and clear of any and all Liens, in exchange for the consideration set forth in Section 2.2.
Section 2.2Consideration.
(a)Subject to the other terms and conditions of this Agreement, as full consideration for the sale, assignment, conveyance, transfer and delivery of the Acquired
Interests, the total consideration paid by Purchaser (the “Purchase Price”) will be an amount equal to: (x) 25% multiplied by (y) the amount equal to (A) $1,504,000,000 minus (B) Closing Date Net Debt.
(b)At the Closing, Purchaser shall (i) pay to Seller in accordance with this
Agreement an aggregate amount in cash equal to 50% of the Purchase Price (the “Cash
Payment”) and (ii) issue to Seller a number of shares of Purchaser Common Stock
(rounded down to the nearest whole share) (the “Stock Consideration”) equal to the quotient of (x) 50% of the Purchase Price divided by (y) the Closing Reference Price.
Article III
CLOSING; CLOSING DELIVERABLES
Section 3.1Time and Place of Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by the Transaction Documents
(the “Closing”) will take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 900,
Dallas, Texas, 75201 at 10:00 a.m. (Central Time) or remotely via electronic exchange of signatures, on the second Business Day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in
Section 8.1 and Section 8.2 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions)
shall occur, or at such other time or on such other date as the Parties agree in writing (the
“Closing Date”).
Section 3.2Deliveries and Actions at Closing.
(a)Purchaser Deliveries and Actions.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 3.2(b), Purchaser shall deliver, or cause to be delivered, to Seller, each of the following:
(i)the Cash Payment to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by
Seller to Purchaser in advance of the Closing;
(ii)the Assignment Agreement, duly executed by Purchaser;
(iii)evidence reasonably satisfactory to Seller that irrevocable instructions have been given for the Stock Consideration to be deposited by book entry to the account of the Seller, such account designated in writing prior to
Closing;
(iv)evidence of the good standing of the Purchaser from the secretary of state of the State of Delaware within five (5) Business Days prior to Closing;
(v)the Registration Rights Agreement, duly executed by Purchaser;
(vi)the A&R Company Agreement, duly executed by Purchaser;
(vii)the A&R Administrative Services Agreement, duly executed by
Purchaser; and
(viii)all other documents and instruments reasonably requested by Seller from Purchaser that are necessary to consummate the transactions contemplated by this Agreement.
(b)Seller Deliveries and Actions.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by

Purchaser of its obligations pursuant to Section 3.2(a), Seller shall deliver, or cause to be delivered to Purchaser, each of the following:
(i)the Assignment Agreement transferring the Acquired Interests to
Purchaser, duly executed by Seller;
(ii)the Registration Rights Agreement, duly executed by Seller;
(iii)the A&R Company Agreement, duly executed by Seller;
(iv)the A&R Administrative Services Agreement, duly executed by the Company;
(v)evidence of the good standing of Seller and the Company from the secretary of state of the State of Delaware within five Business Days prior to
Closing;
(vi)a duly completed and executed IRS Form W-9 from Seller; and
(vii)all other documents and instruments reasonably requested by
Purchaser from Seller that are necessary to consummate the transactions contemplated by this Agreement.
Section 3.3Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered at the Closing until all have been taken, executed and delivered.
Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the Execution Date and at Closing
(except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) that:
Section 4.1Organization and Good Standing.  Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.
Section 4.2Authorization of Agreement.
(a)Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or will be at
Closing) a party and, upon receipt and effectiveness of the duly executed Stockholder
Consent, to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each other
Transaction Document to which Purchaser is (or will be at Closing) a party has been, subject to receipt and effectiveness of the duly executed Stockholder Consent, duly and validly authorized by all requisite corporate action on the part of Purchaser. This
Agreement has been, and, at Closing, each other Transaction Document to which
Purchaser is a party will be, duly and validly executed and delivered by Purchaser, and
(assuming the due authorization, execution and delivery by Seller and the other parties to the other Transaction Documents) this Agreement constitutes, and, at Closing, each other
Transaction Document to which Purchaser is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).
(b)The Purchaser Special Committee has unanimously (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Purchaser and the Purchaser Stockholders (other than BNAC) and (ii) recommended that the Purchaser
Board (x) approve and declare advisable this Agreement and the other Transaction
Documents and the transactions contemplated hereby and thereby, (y) submit the proposal to approve the Stock Issuance to the Purchaser Stockholders for approval, and
(z) recommend that BNAC execute and deliver the Stockholder Consent. As of the
Execution Date and the Closing Date, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(c)The Purchaser Board, upon the unanimous recommendation of the
Purchaser Special Committee, has unanimously (i) determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Purchaser and the Purchaser
Stockholders in their capacity as such, (ii) approved and declared advisable this
Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) directed that the proposal to approve the Stock Issuance be submitted to the Purchaser Stockholders for approval, and (iv) resolved to recommend that BNAC execute and deliver the Stockholder Consent.  As of the Execution Date and
the Closing Date, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(d)Other than the Stockholder Consent, no other vote of the holders of
Purchaser Common Stock is necessary to consummate the transactions contemplated hereby.
Section 4.3Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by Purchaser of this Agreement or any other Transaction Document to which it is (or at Closing will be) a party, subject to the receipt and effectiveness of the duly executed Stockholder Consent, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of
Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which
Purchaser or its properties or assets are bound; (iii) any Order applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable
Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, affect the ability of Purchaser to consummate the transactions contemplated by this
Agreement.
(b)No consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this
Agreement or any other Transaction Document to which Purchaser is (or at Closing will
be) a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by
Purchaser of any other action contemplated hereby or thereby, except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act and applicable state securities and “blue sky” laws, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iii) such consents, waivers, approvals, Orders, Permits or authorizations of, declarations or filings with, or notifications to, any Person or
Governmental Authority which are customarily made or obtained following the Closing or (iv) such other consents, waivers, approvals, Orders, Permits or authorizations of, declarations or filings with, or notifications to, any Person or Governmental Authority that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the ability of Purchaser to enter into this Agreement or any other Transaction Document to which Purchaser is a party, or perform its obligations under or consummate the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser is a party.
Section 4.4Litigation.  As of the Execution Date, there are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Authority (a) that question, challenge or otherwise adversely affect the validity of this Agreement or any other Transaction Document to which
Purchaser is (or will be at Closing) a party or any action taken or to be taken by Purchaser in connection with, or which seek to enjoin or obtain monetary damages in respect of, this
Agreement or any other Transaction Document to which Purchaser is (or will be at Closing) a party or (b) that would reasonably be expected to adversely affect in any material respect the ability of Purchaser to enter into this Agreement or any other Transaction Document to which
Purchaser is (or will be at Closing) a party, or perform its obligations under or consummate the transactions contemplated by this Agreement or any other Transaction Document to which
Purchaser is (or will be at Closing) a party.
Section 4.5Capitalization.
(a)As of October 24, 2025, 89,971,784 shares of Purchaser Common Stock were issued and outstanding.
(b)Except for the stock options, restricted stock units, appreciation rights and other awards issued or issuable under Purchaser’s equity based incentive plans in effect as of the Execution Date, there are no (i) securities exchangeable into, convertible into or exercisable for capital stock of Purchaser, that are issued, reserved for issuance or outstanding, (ii) warrants, calls, options or other rights to acquire from Purchaser, or other obligation of Purchaser to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock of Purchaser, (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Purchaser that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Purchaser or (iv) outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Purchaser Common
Stock.
(c)Purchaser has, and at the Closing will have, sufficient authorized but unissued Purchaser Common Stock to enable it to issue the Purchaser Common Stock comprising the Stock Consideration at the Closing.
Section 4.6Valid Issuance.  The shares of Purchaser Common Stock constituting the
Stock Consideration, with the effectiveness of the Stockholder Consent and when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-
assessable, will have the rights, preferences and privileges specified in Purchaser’s Organizational

Documents, and will be free of any Lien, other than restrictions on transfer pursuant to applicable securities Laws.
Section 4.7SEC Documents; Financial Information.
(a)Purchaser has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since its initial public offering in September 2024. All such documents, together with the exhibits and schedules thereto and all information incorporated therein by reference, are referred to herein as the “SEC
Documents.” The SEC Documents, as of their respective dates, or if amended, corrected or superseded, as of the date of the last such amendment or corrective or superseding filing, (i) complied in all material respects with the applicable requirements of the
Securities Act, as applicable, and (ii) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)The consolidated financial statements (including the notes thereto)
contained in the SEC Documents as of their respective dates of filing with the SEC (i)
complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the
Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the
SEC) and (iii) fairly presented in all material respects the consolidated financial position, results of operations, and cash flows of Purchaser and its consolidated Subsidiaries as of the dates and for the periods indicated therein (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).
(c)Purchaser has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in
Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to Purchaser, including its consolidated Subsidiaries, required to be disclosed by
Purchaser in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure; and that such information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the
SEC. Based on Purchaser’s management’s most recently completed assessment of
Purchaser’s internal controls over financial reporting, Purchaser has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls.
Section 4.8Listing Exchange.  The Purchaser Common Stock is registered under
Section 12(b) of the Exchange Act and is listed on the NYSE. Purchaser has not received any notification that the SEC is contemplating terminating such registration, or any notice of delisting from NYSE.  No order of the SEC, FINRA or NYSE preventing or suspending trading in
Purchaser Common Stock on the NYSE has been issued, and to the Knowledge of Purchaser, no such order is threatened.
Section 4.9Opinion of Financial Advisor.  The Purchaser Special Committee has
received the opinion of Moelis & Co, financial advisor to the Purchaser Special Committee, to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the “consideration” (as defined therein) to be paid by Purchaser in the Transaction is fair, from a financial point of view, to Purchaser.
Section 4.10Investment Intent; Investment Experience.  Purchaser is a knowledgeable, sophisticated and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to private investments in and dispositions of securities, including the investment in the Acquired Interests, as contemplated by this Agreement, and is capable of evaluating the risks and merits associated with such investment in the Acquired Interests upon the terms and conditions set forth in this
Agreement and the A&R Company Agreement.  Purchaser acknowledges that it can bear the economic risk of its investment in the Acquired Interests and has such knowledge and experience in financial and business matters and in the industry in which the Company operates that it is capable of evaluating the merits and risks of an investment in the Acquired Interests.  Purchaser acknowledges that the Interests, including the Acquired Interests, have not been registered under applicable federal and state securities laws and that following the Closing, may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer for sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.  Purchaser is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.  Purchaser is acquiring the Acquired
Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
Section 4.11Independent Investigation.  Purchaser has conducted to its satisfaction an independent investigation and verification of the current condition, assets and affairs of the
Company and the risks related thereto.  Purchaser further acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby,
Purchaser has relied solely on (a) the results of such independent investigation and (b) the express written representations, warranties and covenants made by each of the parties to each of the
Transaction Documents, and on no other representations or warranties, including as to the accuracy or completeness of any information provided to Purchaser by or on behalf of Seller.
Section 4.12Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending with respect to, being contemplated by, or, to the Knowledge of
Purchaser, threatened against Purchaser, and Purchaser is not insolvent.
Section 4.13No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, Purchaser does not make any other express or implied representation or warranty with respect to Purchaser, the Company, or the transactions contemplated by this Agreement, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, any of its Affiliates, or their respective officers, directors, employees, agents or representatives.
Article V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as of the Execution Date and at Closing
(except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) that:
Section 5.1Organization and Good Standing.  Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.2Authorization of Agreement.
(a)Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or will be at
Closing) a party and, subject to the receipt of the BPP Shareholder Approval, to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each other Transaction
Document to which Seller is (or will be at Closing) a party has been duly and validly authorized by all requisite corporate action on the part of Seller, other than the receipt of the BPP Shareholder Approval. This Agreement has been, and, at Closing, each other
Transaction Document to which Seller is a party will be, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other Parties) this Agreement constitutes, and, at Closing, each other Transaction
Document to which Seller is a party will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the
Enforceability Exceptions.
(b)The Seller Board has duly (i) determined that this Agreement and the other
Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Seller and BPP, its sole stockholder, (ii)
approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (iii) recommended that BPP, the sole stockholder of Seller, approve the entry by Seller into this Agreement.  As of the
Execution Date and the Closing Date, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(c)The BPP Audit Committee and BPP Board have duly (i) determined that the Transaction is advisable and fair to, and in the best interests of BPP and the BPP
Shareholders, (ii) recommended to submit the Transaction to the BPP Shareholders for
BPP Shareholder Approval, in accordance with applicable Law and (iii) recommended that the BPP Shareholders approve the Transaction. Such determinations and recommendation are valid, binding, in full force and effect, and have not been rescinded, modified or withdrawn on the Execution Date and the Closing Date.
(d)Under applicable Law, the approval of the BPP Shareholders holding not less than three-fourths (3/4) of the total votes of the shareholders attending the extraordinary general meeting of BPP Shareholders to be held to consider and vote upon the transactions contemplated in this Agreement and having the right to vote, excluding the votes of interested shareholders as required by Law, is required to approve this
Transaction (the “BPP Shareholder Approval”).
(e)The BPP Letter Agreement has been duly authorized, executed, and delivered, and constitutes the legal and valid action of BPP, enforceable in accordance with its terms. The BPP Letter Agreement has not been amended, supplemented, revoked, rescinded, or otherwise modified, remains in full force and effect as of the date hereof, and shall remain valid, binding, and enforceable through and as of the Closing Date.
Section 5.3Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by Seller of this Agreement or any other Transaction Document to which it is (or will be at Closing) a party or, subject to the receipt of the BPP Shareholder Approval, the consummation of the transactions contemplated hereby or thereby, or the compliance by Seller or BPP with any of the provisions hereof or thereof (as applicable) will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of
Seller or BPP; (ii) any Contract or Permit to which Seller or BPP is a party or by which
Seller or its properties or assets are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, affect the ability of Seller to consummate the transactions contemplated by this Agreement.
(b)No consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller or BPP in connection with the execution and delivery of this
Agreement or any other Transaction Document to which Seller or BPP is (or will be at
Closing) a party, the compliance by Seller or BPP with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby (as applicable) or the taking by Seller of any other action contemplated hereby or thereby, except for (i) filings required under, and compliance with other applicable requirements of, the SET, (ii) the BPP Shareholder Approval and any other consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the SET and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations of, declarations or filings with, or notifications to, any Person or Governmental Authority which are customarily made or obtained following the Closing.
Section 5.4Litigation.  As of the Execution Date, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or BPP or to which Seller or
BPP is otherwise a party before any Governmental Authority (a) that question, challenge or otherwise adversely affect the validity of this Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party or any action taken or to be taken by Seller or BPP or any of their respective Affiliates in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or any other Transaction Document to which
Seller or BPP is (or will be at Closing) a party, or (b) that would reasonably be expected to adversely affect in any material respect the ability of Seller or BPP to enter into this Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party, perform their respective obligations under or consummate the transactions contemplated by this
Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party.
Section 5.5Ownership of the Acquired Interests.  Seller is the record and beneficial owner of, and has good and valid record and beneficial title to, the Acquired Interests, free and clear of any and all Liens.  Other than the Interests held by Seller, Seller has no beneficial ownership of any other equity security of the Company or rights of any kind in the Company, including any rights to have any equity securities issued.  Seller is not a party to any other
Contract (other than this Agreement) that could require Seller to transfer, sell or otherwise dispose of, or grant any interest in or voting right with respect to, the Acquired Interests.  At Closing,
Seller will assign, convey, transfer and deliver to Purchaser good and valid title to the Acquired
Interests, free and clear of any and all Liens.
Section 5.6Investment Intent; Investment Experience.  Seller is a knowledgeable, sophisticated and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to investments in and dispositions of securities, including the investment in the Stock Consideration and the disposition of the Acquired Interests, as contemplated by this Agreement, and is capable of evaluating the risks and merits associated with such investment in the Stock Consideration and the disposition of the Acquired Interests upon the terms and conditions set forth in this Agreement.  Seller acknowledges that it can bear the economic risk of its investment in the Stock Consideration and has such knowledge and experience in financial and business matters and in the industry in which
Purchaser operates that it is capable of evaluating the merits and risks of an investment in the
Stock Consideration.  Seller acknowledges that the shares of Purchaser Common Stock comprising the Stock Consideration have not been registered under applicable federal and state securities laws and that following the Closing, the shares of Purchaser Common Stock comprising the Stock Consideration may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer for sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.  Seller is an accredited investor within the meaning of Rule 501 of Regulation D under the
Securities Act. Seller is acquiring the Stock Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws. Seller has had an opportunity to discuss with Purchaser such matters relating to Purchaser’s business, operations, properties, assets, liabilities, financial condition or results of operations as the Seller deems necessary or appropriate with the advisers, including legal, tax and accounting advisers, that the Seller has elected to engage or with whom the Seller has elected to discuss such matters in connection with the Seller’s decision to sell the Acquired Interests and the other transactions contemplated by this Agreement.
Section 5.7Independent Investigation.  Seller has conducted to its satisfaction an independent investigation and verification of the current condition, assets and affairs of the
Purchaser and Company and the risks related thereto.  Seller further acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely on (a) the results of such independent investigation and (b) the express written representations, warranties and covenants made by Purchaser in this Agreement and on no other representations or warranties, including as to the accuracy or completeness of any information provided to Seller by or on behalf of Purchaser or the Company.
Section 5.8Opinion of Independent Financial Advisor.  The BPP Audit Committee
has received the opinion of Silom Advisory Company Limited, independent financial advisor engaged by BPP, addressed to the shareholders of BPP, to the effect that the transactions contemplated hereby and by the other Transaction Documents, are advisable and fair to, and in the best interests of, BPP. A true, correct and complete written copy of such opinion will be delivered promptly after the Execution Date to the Purchaser for informational purposes only.
Section 5.9Ownership of BPP Capital Stock.  Banpu, together with its controlled
Affiliates, beneficially owns 2,397,199,497 shares of BPP Capital Stock and does not own any
Convertible Securities of BPP.
Section 5.10Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending with respect to, being contemplated by, or, to the Knowledge of
Seller, threatened against Seller, and Seller is not insolvent.
Section 5.11No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, Seller does not make any other express or implied representation or warranty with respect to Seller or the transactions contemplated by this
Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any of its Affiliates, or their respective officers, directors, employees, agents or representatives.
Seller has not made and expressly disclaims any representations with respect to the Company or the Acquired Interests, other than with respect to Seller’s ownership of the Acquired Interests as set forth in Section 5.5.
Article VI
COVENANTS
Section 6.1Further Assurances.  Seller and Purchaser each agree (a) to cause the
Company to execute and deliver the A&R Administrative Services Agreement at the Closing, and
(b) that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Purchaser, causing the Company) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Purchaser, causing the Company to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction
Documents.
Section 6.2Tax Matters.  Seller and Purchaser agree (a) that Purchaser shall be permitted to cause an election to be made by the Company under Section 754 of the Code with respect to the purchase of the Acquired Interests hereunder and (b) to cause their respective designees to the Board of Managers of the Company to approve any such election.
Section 6.3Publicity.  Each Party hereto will not, and Seller and Purchaser will cause the Company not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser and Seller, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser and Seller, disclosure is otherwise required by applicable Law or by the applicable rules of NYSE or SET; provided, that, to the extent permitted by applicable Law, the
Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the timing and content thereof.
Section 6.4Purchaser Information Statement .
(a)As promptly as reasonably practicable following the execution and delivery of this Agreement and the execution, delivery and effectiveness of the
Stockholder Consent, Purchaser will prepare and file with the SEC (i) a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act (as amended or supplemented from time to time, the “Purchaser Information Statement”)
containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent and the Stock Issuance and (ii) the notice of action by written consent required by Section 228(e) of the General Corporation Law of the State of
Delaware.
(b)Purchaser shall provide copies of the proposed final form of the Purchaser
Information Statement to Seller such that Seller and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Purchaser shall consider in good faith any comments of such Persons and shall make Purchaser’s
Representatives available to discuss such comments with such Persons.  Purchaser shall provide Seller with copies of any written comments and inform Seller of the material terms of any oral comments that Purchaser receives from the SEC or its staff with respect to the Purchaser Information Statement promptly after the receipt of such comments and
Purchaser shall prepare any proposed written or material oral responses to such comments and Purchaser shall give Seller a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Purchaser shall reasonably consider such comments in good faith.  Purchaser will cause the Purchaser Information Statement to be transmitted to the holders of Purchaser Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Purchaser Information
Statement.
Section 6.5Defense of Litigation.
(a)Each Party shall promptly advise the other Party of any Legal Proceeding commenced or, to such Party’s knowledge, threatened to be commenced, after the
Execution Date, against such Party (and, in the case of Seller, references in this Section
6.5 to Seller (or any of its directors and officers) as a Party against whom Legal
Proceedings are commenced by an equity holder shall also include BPP) or any of its directors or officers by an equity holder of such Party and relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, and shall keep the other Party reasonably informed regarding any such Legal Proceeding.

Each Party shall, and shall use its reasonable best efforts to, cause its Representatives to cooperate with the other Party in the defense against any such Legal Proceeding.
(b)Each Party shall give the other Party the opportunity to participate in the defense or settlement of any Legal Proceeding contemplated in Section 6.5(a) at the other
Party’s own expense, and shall consider the other Party’s views with respect to such
Legal Proceeding, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Legal Proceeding without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed)
unless such settlement, compromise, agreement, arrangement, order or judgment of such
Legal Proceeding does not include an admission of liability or wrongdoing on the part of the other Party or the Company or any of their respective current or former directors or officers (to the extent such individuals are a party to such Legal Proceeding).
Section 6.6Government Reviews.  Each Party shall, and shall cause its Affiliates to
(and Seller and Purchaser shall jointly cause the Company to), take or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable so as to (a) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates or the Company and (b) enable the Parties to consummate and make effective the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside
Date.
Section 6.7Exclusivity.  From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, and shall not permit its Affiliates, or any of its or its respective Affiliates’ directors, officers, employees, stockholders, or Representatives to, directly or indirectly, (a) initiate, solicit or knowingly facilitate or knowingly encourage the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any significant part of the business of the Company, its assets, or any of the
Interests, whether by merger, purchase of stock or equity interests, issuance of stock or equity interests, purchase of assets, tender offer or otherwise (each, an “Alternative Transaction”), (b)
engage in, enter into, continue or otherwise participate in any discussions or negotiations with any
Person or group of Persons (other than Purchaser) with respect to, or provide any material non-
public information or data concerning, the Company to any Person or group of Persons (other than Purchaser) relating to any Alternative Transaction, or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction.
Section 6.8Lock-Up.  Until and through the date that is 180 days following the date on which the Stock Consideration is delivered to Seller, Seller will not (and will cause its
Affiliates not to) offer, sell, execute a Contract to sell, pledge or otherwise dispose of, directly or indirectly, any Stock Consideration or securities convertible into or exchangeable or exercisable for any Stock Consideration, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock Consideration, whether any such aforementioned transaction is to be settled by delivery of the Stock Consideration or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.
Any certificates or book entry notation in respect of the Stock Consideration will contain a restrictive legend indicating the same, together with a customary restricted securities legend
(collectively, the “Transfer Legend”). Notwithstanding the foregoing, this Section 6.8 will not prohibit a transfer, directly or indirectly, of 100% of the Stock Consideration to any controlled
Subsidiary of Banpu (other than BNAC) that has executed a written agreement acceptable to

Purchaser expressly agreeing to be bound by a lock-up provision containing the obligations contained in this Section 6.8 and after prior notice to and consultation with Purchaser regarding applicable SEC filings.
Section 6.9Efforts.  Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including
(a) cooperation in determining whether any action by or in respect of, or filing with, any
Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;
(b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers
(provided that no Party shall be required to pay any monies or incur any obligations or liabilities in order to obtain any such actions, consents, approvals or waivers, unless otherwise expressly set forth in this Agreement); and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction
Documents.  Notwithstanding the foregoing, nothing in this Section 6.9 shall modify, reduce, increase or otherwise diminish any Party’s rights or obligations under Section 6.6.
Article VII
DISCLAIMERS
Section 7.1EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES
CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION
DOCUMENTS, EACH PARTY HEREBY AGREES THAT NO OTHER PARTY SHALL
HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY REPRESENTATION,
WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION
MADE, COMMUNICATED, OR FURNISHED BY SUCH OTHER PARTY PRIOR TO
THE CLOSING DATE (ORALLY OR IN WRITING) TO SUCH PARTY OR ITS
AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION,
INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE
PROVIDED SUCH PARTY OR ITS AFFILIATES OR REPRESENTATIVES BY ANY
DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR
REPRESENTATIVE OF ANY OTHER PARTY OR ANY OF ITS AFFILIATES).
Article VIII
CONDITIONS TO CLOSING
Section 8.1Seller’s Conditions to Closing.  The obligations of the Seller to consummate the sale, assignment, transfer and delivery of the Acquired Interests and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:
(a)Representations.  The representations and warranties of Purchaser set forth in Article IV shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as would not (i) have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by the Transaction
Documents to which it is a party or (ii) have a Material Adverse Effect on Purchaser.

(b)Performance.  Purchaser shall have performed and complied with, in all material respects, all covenants and agreements to be performed or complied with by it under this Agreement prior to or on the Closing Date.
(c)No Order or Law.  No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force.
(d)Deliveries.  Purchaser shall have delivered (or be ready, willing, and able to deliver at Closing) to Seller the documents and certificates to be delivered by
Purchaser under Section 3.2(a).
(e)Purchaser Information Statement.  At least twenty (20) Business Days shall have elapsed since the Purchaser delivered to the Purchaser Stockholders the
Purchaser Information Statement (as contemplated by Regulation 14C of the Exchange
Act (including Rule 14c-2 promulgated under the Exchange Act)).
(f)BPP Shareholder Approval.  The BPP Shareholder Approval shall have been obtained.
(g)NYSE Matters.  The shares of Purchaser Common Stock comprising the
Stock Consideration shall have been authorized for listing on NYSE, subject to official notice of the issuance.
(h)Seller shall not be entitled to assert failure of any condition in this Section 8.1 if such
Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, or if BPP is in breach of its obligations under any Transaction Document, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in this Section 8.1.
Section 8.2Purchaser’s Conditions to Closing.  The obligations of the Purchaser to consummate the sale, assignment, transfer and delivery of the Acquired Interests, and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:
(a)Representations.  The representations and warranties of Seller set forth in
Article V shall be true and correct as of the Execution Date and as of the Closing Date as
though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as would not (i) have a material adverse effect on the ability of Seller or BPP to consummate the transactions contemplated by the
Transaction Documents to which it is a party or (ii) have a Material Adverse Effect on the
Seller or the Company.
(b)Performance.  Seller and BPP shall have performed and complied with, in all material respects, all covenants and agreements to be performed or complied with by it under this Agreement and the BPP Letter Agreement, as applicable, prior to or on the
Closing Date.
(c)No Order or Law.  No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force.
(d)Deliveries.  Seller shall have delivered (or be ready, willing, and able to deliver at Closing) to Purchaser the documents and certificates to be delivered by Seller under Section 3.2(b).
(e)Purchaser Information Statement.  At least twenty (20) Business Days shall have elapsed since the Purchaser delivered to the Purchaser Stockholders the

Purchaser Information Statement (as contemplated by Regulation 14C of the Exchange
Act (including Rule 14c-2 promulgated under the Exchange Act)).
(f)BPP Shareholder Approval.  The BPP Shareholder Approval shall have been obtained.
(g)BNAC Stockholder Consent.  The duly executed Stockholder Consent shall have been delivered to Purchaser and become effective, and not been rescinded, modified or withdrawn.
(h)NYSE Matters.  The shares of Purchaser Common Stock comprising the
Stock Consideration shall have been authorized for listing on NYSE, subject to official notice of the issuance.
(i)Purchaser shall not be entitled to assert failure of any condition in this Section 8.2 if such
Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in this Section 8.2.
Article IX
TERMINATION
Section 9.1Termination.  This Agreement may be terminated at any time prior to
Closing:
(a)by the mutual prior written consent of Purchaser and Seller;
(b)by either Purchaser or Seller, by written notice to the other Party on or after the Outside Date, if Closing has not occurred on or before the Outside Date;
(c)by either Purchaser or Seller, by written notice to the other Party, if a
Governmental Authority shall have issued, entered, promulgated or enacted any Order or
Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated hereby;
(d)by Purchaser, by written notice to Seller, if there has been (i) a breach of a representation and warranty made by Seller in this Agreement where such breach would result in the failure of any of the conditions set forth in Section 8.2, or (ii) a breach of covenant set forth in this Agreement or the BPP Letter Agreement to be performed, complied with or satisfied by Seller or BPP, respectively (including a failure to close in accordance with the terms and subject to the conditions in this Agreement) where such breach would result in the failure of any of the conditions set forth in Section 8.2 to be capable of being satisfied by the Outside Date (provided that Purchaser has provided written notice of such breach or failure to perform to Seller, and such breach or failure has not been cured by the earlier of (A) within ten (10) Business Days after the delivery of such notice and (B) one (1) Business Day prior to the Outside Date); or
(e)by Seller, by written notice to Purchaser, if there has been (i) a breach of a representation and warranty made by Purchaser in this Agreement where such breach would result in the failure of any of the conditions set forth in Section 8.1, or (ii) a breach of covenant set forth in this Agreement to be performed, complied with or satisfied by
Purchaser (including a failure to close in accordance with the terms and subject to the conditions in this Agreement) where such breach would result in the failure of any of the conditions set forth in Section 8.1 to be capable of being satisfied by the Outside Date
(provided that Seller has provided written notice of such breach or failure to perform to
Purchaser, and such breach or failure has not been cured by the earlier of (A) within ten

(10) Business Days after the delivery of such notice and (B) one (1) Business Day prior to the Outside Date).
provided, however, that (i) no Party shall be entitled to terminate this Agreement pursuant to
Section 9.1(b), (d), or (e) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in Section 8.1 or Section
8.2, as applicable and (ii) Seller shall not be entitled to terminate this Agreement pursuant to
Section 9.1(b), (c), or (e) if BPP is then in material breach of any of its covenants contained in any Transaction Document to which it is a party, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in the BPP Letter Agreement or this Agreement.
Section 9.2Effect of Termination.  If this Agreement is terminated pursuant to Section
9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.11 (Independent Investigation), Section 4.13 (No Other Representations or
Warranties); Section 5.7 (Independent Investigation); Section 5.11 (No Other Representations or
Warranties); Section 6.3 (Publicity), Article VII (Disclaimers), Article IX (Termination), and
Article X (Miscellaneous), together, in each case, with any related definitional provisions of
Section 1.1 (Certain Definitions), which shall continue in full force and effect); provided, that nothing contained herein shall relieve any Party from liability for willful breaches of this
Agreement prior to the time of such termination; provided, further, that Purchaser shall have no liability arising out of or relating to any breach by BNAC of its obligations under any Transaction
Document.
Article X
MISCELLANEOUS
Section 10.1Expenses.  Each Party hereto shall be responsible for the payment of all fees and expenses incurred by it in connection with the negotiation and preparation of this
Agreement and all other agreements and documents ancillary hereto and the transactions contemplated hereby and thereby.
Section 10.2Entire Agreement; Amendments and Waivers.
(a)This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the Parties or any of them with respect to the subject matter hereof or thereof.  All Exhibits hereto are expressly made a part of this Agreement.
(b)The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the Parties, and compliance with any term or provision hereof may be waived only by a written instrument executed by each
Party entitled to the benefits of the same.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(c)Prior to the Closing, without the consent of the Purchaser Special
Committee, the Purchaser Board shall not (i) eliminate, revoke or diminish the authority of the Purchaser Special Committee or (ii) remove or cause the removal of any director of the Purchaser Board that is a member of the Purchaser Special Committee.  For the avoidance of doubt, any amendment, waiver or termination of, or consent required by, this Agreement by Purchaser shall require the approval of the Purchaser Special
Committee. The Purchaser Special Committee (and, for so long as the Purchaser Special
Committee is in existence, only the Purchaser Special Committee) may pursue any Legal
Proceeding with respect to breaches of this Agreement on behalf of the Purchaser.
Section 10.3Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.
(a)This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without regard to any principles of conflicts of law that would result in the application of the Laws of any other jurisdiction.
(b)Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such Legal Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware
(or, in the event that neither of such courts has jurisdiction over such Legal Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Legal Proceeding arising out of or relating to this
Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (and agrees not to commence any Legal Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section
10.4 to such Party’s address set forth in Section 10.4 (or to such other address as any
Party shall have furnished to the others in accordance with the terms of Section 10.4) will be effective service of process for any Legal Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such Legal Proceeding brought in any such
Court has been brought in an inconvenient forum. Notwithstanding the foregoing, each
Party agrees that a final judgment in any Legal Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.
(c)EACH PARTY IRREVOCABLY AND UNCONDITIONALLY
WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL
RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL
PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN
CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION
DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR
THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO
REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY
OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE
FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (II) SUCH

PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH
PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS
BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER
THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION
10.3.
Section 10.4Notices.  All notices and other communications to be delivered pursuant to
Section 10.3(b) shall be in writing and shall be given by delivery in person or by FedEx or other internationally recognized overnight courier (return receipt requested and with postage prepaid thereon). All other notices and communications under this Agreement or in connection herewith shall be given by e-mail transmission to the Parties at the respective addresses set forth below (or at such other address as any Party shall have furnished to the others in accordance with the terms of this Section 10.4).  All notices and other communications that are addressed as provided in or pursuant to this Section 10.4 shall be deemed duly and validly received (a) if delivered in person or by FedEx or other internationally recognized overnight courier, upon delivery and (b)  if delivered by e-mail transmission, upon transmission thereof.
If to Purchaser:
BKV Corporation
1200 17th St Suite 2100
Denver, CO 80202
Attn: Legal Department
Email:[***]
with a copy, which shall not constitute notice, to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, TX 75201
Attn: Samantha Crispin
Email:[***]
If to Seller:
Banpu Power US Corporation
100 Congress Avenue, Suite 1551
Austin, Texas 78701
Attn: Mr. Paul Didsayabutra
Email:[***]
with copies via email to:
Banpu Power Public Company Limited
Attn: Mr. Dechaphong Yuwaprecha and Mr. Issara Niropas
Email:[***], [***]
Section 10.5Severability.  In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 10.6Binding Effect; Assignment; Third Party Beneficiaries.  This Agreement
shall be binding solely upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void.
Section 10.7Specific Performance.  The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Parties, and the Parties would not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement, including
Seller’s obligation to sell the Acquired Interests to Purchaser and Purchaser’s obligation to purchase the Acquired Interests from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction (subject to Section 10.3(b)), and appropriate injunctive relief may be applied for and granted in connection therewith. Each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this
Agreement or otherwise.
Section 10.8Counterparts.  This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which shall constitute an original and all of which shall constitute one and the same instrument.  Each Party’s delivery of any executed counterpart signature page by electronic transmission (including .pdf format) is as effective as executing and delivering this Agreement in the presence of the other Party, and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
[Signature pages follow]
[Signature Page to Membership Interest Purchase Agreement]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers as of the Execution Date.
SELLER:
BANPU POWER US CORPORATION
By:/s/ Paul Didsayabutra
Name:Paul Didsayabutra
Title:Authorized Director
By:/s/ Issara Niropas
Name:Issara Niropas
Title:Authorized Director
[Signature Page to Membership Interest Purchase Agreement]
PURCHASER:
BKV CORPORATION
By:/s/ Chris Kalnin
Name:Chris Kalnin
Title:Chief Executive Officer